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                             THE CHUBB CORPORATION

                                   EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE

                                 (IN THOUSANDS)

                            YEARS ENDED DECEMBER 31

                                                        1996           1995           1994
                                                      --------       --------       --------
Net income.........................................   $512,684       $696,628       $528,469

After-tax interest expense on 6% guaranteed
  exchangeable subordinated notes..................      9,735          9,750          9,750
                                                      --------       --------       --------

Net income for computing earnings per share........   $522,419       $706,378       $538,219
                                                      ========       ========       ========

Weighted average number of common shares
  outstanding......................................    174,402        174,071        175,085

Additional shares from assumed conversion of 6%
  guaranteed exchangeable subordinated notes as if
  each $1,000 of principal amount had been
  converted at issuance into 23.256 shares of
  common stock.....................................      5,793          5,814          5,814
                                                      --------       --------       --------

Weighted average number of common and common
  equivalent shares assumed outstanding for
  computing earnings per share.....................    180,195        179,885        180,899
                                                      ========       ========       ========

Net income per share...............................   $   2.90       $   3.93       $   2.98

     Share and per share amounts have been retroactively adjusted to reflect the two-for-one stock split effective April 19, 1996.

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